Item 14
Exhibit 11
Page 1



                             MTL INC. AND SUBSIDIARIES
                   STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                  Year ended December 31,
                     ----------------------------------------------------
                   1992         1993        1994         1995         1996
                   ----         ----        ----         ----        -----
                          (dollars in thousands, except per share data)
Primary:
 Weighted average
  shares out-
  standing         1,597,979   1,640,429    3,181,457    4,516,333   4,520,917
 Net effect of
  dilutive secur-
  ities, based on
  treasury stock
  and if-converted
  methods          1,667,084   1,833,405      852,217       26,376      79,350
                   ---------   ---------    ---------    ---------   ---------
Total shares used
 in computation    3,265,063   3,473,834    4,033,674    4,542,709   4,600,267
                   =========   =========    =========    =========   =========


 Net income from
  continuing
  operations
  attributable to
  common stock-
  holders          2,055,934   3,688,346    5,982,140    7,801,658   8,836,707
 Adjustments         882,323   1,298,791      513,830        0           0
                   ---------   ---------    ---------    ---------   ---------
Total used in
 computation       2,938,257   4,987,137    6,495,970    7,801,658   8,836,707
                   =========   =========    =========    =========   =========


 Net income from
  continuing
  operations per
  common and
  common equiv-
  alent share        $0.90        $1.44        $1.61        $1.72       $1.92
                     =====        =====        =====        =====       ======

Item 14
Exhibit 11
Page 2

                             MTL INC. AND SUBSIDIARIES
                  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                   Year ended December 31,
                     ---------------------------------------------------------
                    1992         1993       1994        1995        1996
                   -----       ------       -----       -----       ------
                         (dollars in thousands, except per share data)
Fully Diluted:
 Weighted average
  shares out-
  standing         1,597,979   1,640,429    3,181,457    4,516,333   4,520,917
 Net effect of
  dilutive se-
  curities, based
  on treasury
  stock and if-
  converted
  methods          1,667,084   1,834,763     858,313        26,376     112,451
                   ---------   ---------    ---------    ---------   ---------
Total shares used
 in computation    3,265,063   3,475,192    4,039,770    4,542,709   4,633,368
                   =========   =========    =========    =========   ========
 Net income from
  continuing
  operations
  attributable
  to common
  stockolders      2,055,934   3,688,346    5,982,140    7,801,658   8,836,707
 Adjustments         882,323   1,298,791      513,830        0           0
                   ---------   ---------    ---------    ---------   ---------
Total used in
 computation       2,938,257   4,987,137    6,495,970    7,801,658   8,836,707
                   =========   =========    =========    =========   =========
Net income from
 continuing
 operations per
 common & common
 equivalent
 share                $0.90       $1.44         $1.61        $1.72       $1.91
                      =====       =====         =====        =====       =====